Exhibit 99.1



                                  RISK FACTORS

         You should carefully consider the risks described below before making a decision to invest in our company. There may be additional risks that we do not currently know of or that we currently deem immaterial based on the information available to us. All of these risks may impair our business operations.

                          RISKS RELATED TO OUR INDUSTRY

ECONOMIC, POLITICAL AND MARKET FACTORS BEYOND OUR CONTROL COULD REDUCE DEMAND FOR OUR SERVICES AND HARM OUR BUSINESS

         We earn revenues primarily from securities brokerage and related services and expect to continue to do so. The demand for these services is directly affected by domestic and international factors that are beyond our control, including economic, political and market conditions; the availability of short-term and long-term funding and capital; the level and volatility of interest rates; currency exchange rates; and inflation. Any one or more of these factors may contribute to reduced activity and prices in the securities markets generally. The future economic environment will be subject to periodic downturns, including possible recession, and may not be as favorable as that experienced in recent years. Trends less favorable than those of recent years could result in decreasing trading volumes and prices, decreased capital formation and a more difficult business environment for us, which could have a material adverse effect on our business, financial condition and operating results.

DECREASES IN TRADING VOLUMES OR PRICES COULD HARM OUR BUSINESS AND PROFITABILITY

         Declines in the volume of securities trading and in market liquidity generally result in lower revenues from our brokerage, research and related activities. In addition, our revenues from trading outside the United States are determined on the basis of the value of transactions (rather than the number of shares traded), which would be adversely affected by price declines. Our profitability would be adversely affected by a decline in our revenues because a significant portion of our costs are fixed. For these reasons, decreases in trading volume or securities prices could have a material adverse effect on our business, financial condition and operating results. Our competitors with more diversified business lines might withstand these decreases better than we would.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY, WHICH MAY LIMIT OUR ACTIVITIES

         The securities markets and the brokerage industry in which we operate are highly regulated. In our case, the impact of regulation extends beyond "traditional" areas of securities regulation, such as disclosure and prohibitions on fraud and manipulation by market participants, to the regulation of the structure of markets. We are subject to regulation as a securities broker, as an alternative trading system and electronic communications network
(ECN), and as an operator of a clearing business for our own customers and third parties. Many of the regulations applicable to us may have the effect of limiting our activities, including activities that might be profitable.

REGULATORY CHANGES COULD ADVERSELY AFFECT OUR BUSINESS

         The securities industry has been subject to several fundamental regulatory changes, including changes in the rules of self-regulatory organizations such as the NYSE and the NASD. In the future, the industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business. Although regulatory changes can affect all aspects of our business, the markets for equity securities have been subject to the most significant regulatory changes. Our activities as an agency broker in equity securities are the principal source of our revenues and profits.

         Recent and proposed regulatory changes that have had or could have a significant effect on our equity securities business include the following:

          - The NASD's new rule change, generally referred to as SuperMontage, together with the earlier SuperSOES rule change, could cause us to receive fewer orders in Nasdaq-quoted stocks, which are the largest component of our equity securities business, and also could cause fewer of the orders we receive to be executed. We are unable to predict accurately at this time the impact these changes will have on our business.

          - The SEC's new rules requiring many market particicants, including us, to make detailed public disclosure regarding orders in equity securities and order routing practices will impose additional implementation costs on us. We cannot predict what impact these rules will have on the number and size of orders we receive from customers.

          - We must make additional expenditures to modify our systems and expand our capacity to accommodate decimalization -- the quoting of stock prices in dollars and cents rather than in dollars and fractions of a dollar (such as 1/8 or 1/16). In addition, decimalization could reduce our order flow by increasing the ability of traditional broker-dealer firms to execute their customers' orders totally in-house. Any disruption in Nasdaq as a result of the advent of decimalization could also have a material adverse effect on our equity securities business.

          - The NYSE's rule change to allow its member firms to execute transactions in NYSE-listed stocks during market hours off the floor of the NYSE could reduce our order flow in NYSE-listed stocks if traditional broker-dealers successfully attract orders that they can execute in-house or execute orders in market centers other than ours.

          - Changes in the Intermarket Trading System, such as restrictions on our access to the system or the withdrawal of the NYSE from the system, or the elimination of the system in its entirety, could adversely affect our ability to attract business in NYSE-listed stocks.

          - The SEC and the NASD are currently considering, and we are periodically in discussions with them regarding, other important issues, such as the continuing ability of ECNs to charge access fees and the levels of those fees. We are unable to predict the outcome of these deliberations and discussions, but these issues may have a significant impact on our equity securities business.

         The SEC's Division of Market Regulation has issued a series of "no-action" letters to us over a number of years verifying and extending our status as an ECN. The most recent "no-action" letter is valid until June 15, 2001. The Division's "no-action" position is subject to our continuing to satisfy certain conditions, including those regarding our systems capacity and a limitation on our maximum fees. See -- "Risks Related to Our Business -- Insufficient Systems Capacity or Systems Failures Could Harm Our Business." We cannot assure you that the Division will continue to extend its "no-action" position. An adverse change in the Division's position could interfere with our ability to act as an ECN and thereby have a material adverse effect on our business, financial condition and operating results.

INTERNATIONAL REGULATION COULD ADVERSELY AFFECT OUR BUSINESS

         The financial services industry, including the securities brokerage business, is heavily regulated in many jurisdictions outside the United States. We are required to comply with the regulatory regime of each country in which we conduct business, as well as the regulations of each exchange of which we are a member. The varying requirements of these jurisdictions may adversely affect our business or limit our ability to expand our international operations. We may not be able to obtain the necessary regulatory approvals for planned expansion, or if approvals are obtained, we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries, the regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a materially adverse effect on our operations in that market and on our reputation generally. Changes in regulations or changes in the interpretation or enforcement of existing regulation outside the United States may adversely affect or limit our business or operations and adversely affect our financial condition and operating results.

WE FACE SUBSTANTIAL COMPETITION THAT COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

         The financial services industry generally, and the securities brokerage business in which we engage in particular, is very competitive, and we expect competition to intensify in the future. Many of the financial service providers with which we compete are well-capitalized and substantially larger than we are and have substantially greater financial, technical, marketing and other resources. Many of them offer a wider range of services, have broader name recognition and have larger customer bases than we do. Some of them may be able to respond more quickly to new or evolving opportunities, technologies and customer requirements than we can and may be able to undertake more extensive promotional activities. Outside the United States, in addition to our U.S. competitors with international capabilities, we compete with non-U.S. banks and other financial institutions that may also have long-standing, well-established and, in some cases, dominant positions in their trading markets. If we are not able to compete successfully in the future, our business, financial condition and operating results could be adversely affected.

         Our e-financial marketplace competes with Nasdaq as a trading venue for Nasdaq-quoted stocks. The NASD regulates the activities of our U.S. broker-dealer subsidiaries and also operates and regulates the Nasdaq market. The NASD is thus able to propose, and often obtain, SEC approval of rule changes that we believe can be to Nasdaq's competitive benefit as a securities marketplace and our competitive disadvantage.

         We have experienced intense price competition in our equity securities business in recent years. In addition, some of our competitors may have more modern technology and a broader range of services and, therefore, may be able to offer brokerage services to customers at lower prices than we can. As a result of this price competition, we could lose both market share and revenue.

OUR INABILITY TO MANAGE THE RISKS OF INTERNATIONAL OPERATIONS EFFECTIVELY COULD ADVERSELY AFFECT OUR BUSINESS

         We have been expanding our operations in Europe and Asia and will continue to do so. There are a number of risks inherent in doing business in international markets, including the following:

          - less developed technological infrastructures and generally higher costs, which could result in lower customer acceptance of our services or customers having difficulty accessing our electronic marketplace;

          - less automation in clearing and settlement systems, resulting in higher expenses and increased operational difficulties (including an increased risk of transactional errors and failure to complete customers' transactions);

          - difficulties in recruiting and retaining personnel, and managing international operations;

          -    reduced protection for intellectual property rights;

          - seasonal reductions in business activity during the summer months; and

          -    potentially adverse tax consequences.

         Our inability to manage these risks effectively could adversely affect our business, financial condition and operating results.

         Our international operations also expose us to the risk of fluctuations in currency exchange rates. If our risk management strategies relating to exchange rates prove ineffective, we could suffer losses that would adversely affect our financial condition and operating results.

REGULATORY NET CAPITAL REQUIREMENTS COULD ADVERSELY AFFECT OUR ABILITY TO CONTINUE TO CONDUCT OR EXPAND OUR BUSINESS OPERATIONS OR TO PAY DIVIDENDS

         Many of our broker-dealer subsidiaries are subject to stringent rules with respect to the maintenance of specific levels of net capital by regulated broker-dealers, including the SEC's net capital rule. The failure by one of these subsidiaries to maintain its required net capital may lead to suspension or revocation of its registration by the SEC and its suspension or expulsion by the NASD or other U.S. or international regulatory bodies, and ultimately could require its liquidation. In addition, changes in net capital regulation or a significant operating loss or any unusually large charge against the net capital of one of our broker-dealer subsidiaries could limit its operations, particularly those, such as correspondent clearing, that are capital intensive. A large charge to the net capital of one of these subsidiaries could result from an error or other operational failure or a failure of a customer to complete one or more transactions, including as a result of that customer's insolvency or other credit difficulties. Our inability to maintain our present levels of business or to expand as a result of the net capital rules could have a material adverse effect on our business, financial condition and operating results. The net capital rules also could restrict our ability to withdraw capital from our broker-dealer subsidiaries, which could limit our ability to pay cash dividends, repay debt or repurchase shares of our outstanding stock.

                          RISKS RELATED TO OUR BUSINESS

INSUFFICIENT SYSTEMS CAPACITY OR SYSTEMS FAILURES COULD HARM OUR BUSINESS

         We are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations. Heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. Our status as an SEC-recognized ECN requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volumes. In addition, the status of our subsidiaries as SEC-registered broker-dealers and NASD members is conditioned in part on their ability to process and settle trades. If any of our systems do not operate properly or are disabled, that ability could be compromised and we could suffer financial loss, liability to clients, regulatory intervention or reputational damage.

         To accommodate estimated increases in trading volume, including as a result of the growth in our business and regulatory changes such as decimalization, we have made and will continue to make significant investments in additional hardware and software. We cannot assure you that our estimates of future trading volumes will be accurate or that our systems will always be able to accommodate actual trading volumes without failure or degradation of performance. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, initiate regulatory inquiries or proceedings, file lawsuits against us, trade less frequently through us or cease doing business with us altogether. In connection with its ongoing examination of the capacity of market participants related to decimalization, the SEC's Division of Market Regulation, in a recent examination, raised issues regarding the adequacy of our capacity, our testing of capacity limits and our plans for increasing capacity. See "Business -- Regulation -- Our U.S. Activities -- The Order Handling Rules." The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses.

         Recently, we have experienced periods of extremely high trading volume in the equity securities markets. On several occasions during these periods, the volume of trading activity has caused a slowing of our trade allocation and related systems. Sustained periods of high trading volumes have enabled us to identify specific areas of vulnerability in our transaction processing systems. These or similar events could interfere with our customers' ability to settle trades through us or prevent us from satisfying our responsibilities to clearing and settlement organizations and could result in financial exposure or regulatory action. We have been addressing each of these areas and upgrading our systems as necessary, but we cannot assure you that a similar slowing of our trade allocation systems will not occur again in the future.

         Our electronic systems could be adversely affected by general power or telecommunications failures, computer viruses or natural disasters. They are also vulnerable to damage or failure due to human error and sabotage (both external and internal). The loss of support services from third parties could also have a material adverse effect on our electronic systems.

COSTS RELATED TO OUR NEW BUSINESS DEVELOPMENT EFFORTS MAY CONTINUE TO ADVERSELY AFFECT OUR PROFITABILITY AND NET INCOME

         Our net income declined in 1999 from the amount recorded in 1998 and has remained below the 1998 level, despite a slight increase from 1999 to 2000. These results are due in part to the significant costs associated with our efforts to expand and diversify our business since 1998. We expect to continue to incur significant costs for expansion and diversification, and our new business activities may require significant expenditures over long periods of time before they generate substantial revenues or net income. Unless and until these activities generate revenues proportionate to these expenditures, our operating margins and profitability will be adversely affected.

DECREASES IN OUR AVERAGE TRANSACTION SIZE HAVE REDUCED, AND MAY CONTINUE TO REDUCE, OUR PROFITABILITY ON A PER TRANSACTION BASIS

         In recent years, although the number of customer transactions in U.S. equity securities that have been executed through our systems has increased, the average size of those transactions has declined, decreasing from 1,575 shares per transaction in 1996 to 809 shares per transaction in 2000. This decline has caused our revenue per transaction to decrease, although higher volumes have also caused our expenses per transaction to decrease, albeit at a slower rate. As a result, our profitability on a per transaction basis has decreased. In addition, because the revenue per transaction has decreased at a greater rate than related expenses per transaction, we have experienced a decline in our margins on a per transaction basis. We expect both revenue per transaction and expense per transaction to continue to decline in the future.

OUR INABILITY TO ADJUST OUR COST STRUCTURE IF REVENUES DECLINE SUDDENLY COULD ADVERSELY AFFECT OUR RESULTS

         Our expense structure is based on historical expense levels and historical and expected levels of demand for our services. If demand for our services and our resulting revenues should decline suddenly, we may be unable to adjust our cost structure on a timely basis, which could have a material adverse effect on our operating results and financial condition.

SHIFTS IN OUR BUSINESS MIX MAY DECREASE OUR PROFITABILITY AND NET INCOME

         Changes in the mix of customers we serve (large institutional investors, portfolio managers, hedge funds and broker-dealers) can materially affect our profitability and net income. A substantial portion of our trading volume is derived from our broker-dealer customers. A shift in our customer mix toward fewer broker-dealers or a decline in the use of our trading system by broker-dealers would reduce the depth and breadth of the liquidity pool created by our e-financial marketplace, which could reduce its attractiveness to our customers and adversely affect our trading volumes, operating results and financial condition.

WE DEPEND ON OUR EXECUTIVE OFFICERS AND KEY PERSONNEL

         Our future success depends, in significant part, upon the continued service of our executive officers, particularly Douglas M. Atkin, our President and Chief Executive Officer, as well as various key sales, trading and technical personnel. The loss of these key people could have a material adverse effect on our business, financial condition and operating results. We intend to enter into employment agreements with a number of our key senior executives in connection with this offering, and all members of our senior management hold options to purchase our common stock (and are expected to receive additional options in connection with this offering). However, we cannot assure you that any of these persons will not voluntarily terminate his or her employment with us.

         Our future success also will depend in significant part on our ability to recruit and retain highly skilled and often specialized individuals as employees, particularly in light of the rapid pace of technological advances. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to other employers with which we compete, could have a material adverse effect on our business, financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR GROWTH EFFECTIVELY

         We have experienced significant growth in our business activities over the last five years including:

          - increases in the volume of our transactions in U.S. equity securities;

          -    our expansion in international markets;

          -    the launch of our fixed income business; and

          - other new business initiatives, such as our correspondent clearing operations.

         This growth has placed, and is expected to continue to place, a significant strain on our management and resources.

         Our continued growth will require increased investment by us in facilities, personnel, and financial and management systems and controls. It also will require expansion of our procedures for monitoring and assuring our compliance with applicable regulations, and we will need to integrate, train and manage a growing employee base. The expansion of our existing businesses, our expansion into new businesses, our international expansion and the resulting growth of our employee base increase our need for internal audit and monitoring processes that are more robust and broader in scope than those we have historically required. We may not be successful in implementing all of the processes that are necessary. Unless our growth results in an increase in our revenues that is proportionate to the increase in our costs associated with this growth, our operating margins and profitability will be adversely affected.

FINANCIAL OR OTHER PROBLEMS EXPERIENCED BY THIRD PARTIES, INCLUDING CUSTOMERS, TRADING COUNTERPARTIES, CLEARING AGENTS AND EXCHANGES, COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS

         We are exposed to credit risk from third parties that owe us money, securities or other obligations. These parties include our customers, trading counterparties, clearing agents, exchanges and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure or other reasons. Although we believe we have no obligation to do so, we generally settle trades with our counterparty even if our customer fails to meet its obligations to us.

         We are exposed to substantial credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is three business days in the U.S. equities markets and can be as much as 30 days in some international markets. In addition, we have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities. Adverse movements in the prices of securities that are the subject of these open transactions can increase our credit risk. Credit difficulties or insolvency or the perceived possibility of credit difficulties or insolvency of one or more large or visible market participants could also result in market-wide credit difficulties or other market disruptions whereby a large number of market participants may not settle transactions or otherwise perform their obligations. Credit losses could adversely affect our financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR ACQUISITIONS SUCCESSFULLY

         To achieve our strategic objectives, we have acquired or invested in, and in the future may seek to acquire or invest in, other companies or businesses. Acquisitions entail numerous risks, including the following:

          - difficulties in the assimilation of acquired operations and products;

          -    diversion of management's attention from other business concerns;

          -    assumption of unknown material liabilities;

          - a failure to integrate successfully any operations, personnel, services or products that we acquire;

          -    failure to achieve financial or operating objectives;

          - amortization of acquired intangible assets, which would reduce future reported earnings; and

          - potential loss of customers or key employees of acquired companies.

         Failure to manage our acquisitions to avoid these risks could have a material adverse effect on our business, financial condition and operating results.

WE MAY HAVE DIFFICULTY MANAGING OUR JOINT VENTURES AND ALLIANCES SUCCESSFULLY

         We seek to expand or enhance some of our operations from time to time by forming joint ventures or alliances with various strategic partners throughout the world. Entering into joint ventures and alliances entails risks, including

          - difficulties in developing and expanding the business of newly formed joint ventures;

          - exercising influence over the activities of joint ventures in which we do not have a controlling interest; and

          -    potential conflicts with our joint venture or alliance partners.

         Unsuccessful joint ventures or alliances could have a material adverse effect on our business, financial condition and operating results.

IF WE FAIL TO INTRODUCE NEW SERVICES AND SERVICE ENHANCEMENTS AND ADAPT OUR TECHNOLOGY IN A TIMELY MANNER, WE MAY BE UNABLE TO COMPETE EFFECTIVELY

         Our business environment is characterized by rapid technological change, changing and increasingly sophisticated customer demands and evolving industry standards. If we are unable to anticipate and respond to the demand for new services, products and technologies on a timely and cost-effective basis and to adapt to technological advancements and changing standards, we will be less competitive, which could have a material adverse effect on our business, financial condition and operating results. In addition, new services that we may develop and introduce may not achieve market acceptance.

OUR COMPLIANCE SYSTEMS MIGHT NOT BE FULLY EFFECTIVE

         Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of compliance, audit and reporting systems and procedures, as well as our ability to attract and retain qualified compliance and other risk management personnel. We cannot assure you that these systems and procedures are fully effective. We face the risk of significant intervention by regulatory authorities, including extensive examination and surveillance activity. In the case of actual or alleged noncompliance with regulations, we could be subject to investigations and judicial or administrative proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be substantial. Any of these could adversely affect our business, reputation, financial condition and operating results and, in extreme cases, our ability to conduct our business or portions thereof.

OUR RISK MANAGEMENT METHODS MIGHT NOT BE FULLY EFFECTIVE

         Our policies and procedures to identify, monitor and manage our risks may not be fully effective and may vary among our various businesses and subsidiaries worldwide. Some of our risk management methods depend upon evaluation of information regarding markets, customers or other matters that are publicly available or otherwise accessible by us. That information may not in all cases be accurate, complete, up-to-date or properly evaluated. The new business initiatives that we have recently launched, such as our fixed income and wholesale operations, may require different oversight procedures than those we have employed in the past. If our policies and procedures are not fully effective or we are not always successful in monitoring or evaluating the risks to which we are or may be exposed, our business, reputation, financial condition and operating results could be materially adversely affected.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING IF WE NEED IT

         Our business is dependent upon the availability of adequate funding and regulatory capital under applicable regulatory requirements. Historically, we have satisfied these needs from internally generated funds and from lines of credit made available to us by commercial banking institutions. In some cases, Reuters has issued non-binding, short-term letters to certain of these institutions confirming its ownership of us and indicating that if we were to default under the relevant facility, Reuters would consider, without any obligation, requests by these institutions for compensation. Reuters expects that following completion of this offering, it will not renew these letters or issue any additional letters, and we will thus not have the benefits of these letters.

         Based on management's experience and current industry trends, we anticipate that our available cash resources, combined with the net proceeds from this offering remaining after we repay our indebtedness to Reuters, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, if for any reason we need to raise additional funds, we may not be able to obtain additional financing when needed on terms favorable to us. If we had not used approximately $150 million of the net proceeds from this offering to repay indebtedness owed to Reuters, we would have been able to use those funds for other purposes, including working capital and capital expenditures. In addition, so long as Reuters owns a majority of our common stock, we will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400 million, excluding our remaining outstanding $49.0 million of indebtedness to Reuters and any indebtedness incurred by us in the ordinary course of our brokerage or similar business or in connection with our clearing of securities trades or our obligations to securities exchanges or clearing systems. We cannot assure you that we will receive Reuters consent to incur indebtedness above this amount in the future if we need to do so for any reason.

WE DEPEND ON THIRD PARTY SUPPLIERS FOR KEY SERVICES

         We rely on a number of third parties to supply elements of our trading, clearing and other systems, as well as computers and other equipment, and related support and maintenance. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. If we are unable to make alternative arrangements for the supply of critical services in the event of an interruption in or the cessation of service by an existing service provider, our business, financial condition and operating results could be materially adversely affected.

         In particular, we depend largely on the services of Radianz for the telecommunications network that connects us with our customers. Radianz, a joint venture between Reuters and Equant Finance B.V. that is 51% owned by Reuters, provides these services to us pursuant to an agreement it has entered into with Reuters. We are not a party to this agreement. Therefore, although we have rights under this agreement, we must rely on Reuters to enforce this agreement in the event of any breach by Radianz, but Reuters has no legal obligation to do so. Disruptions in Radianz' network services to us, including as a result of the termination of the agreement between Reuters and Radianz, or its inability to continue to support our business, would have a material adverse effect on our business, financial condition and operating results.

OUR CLEARING OPERATIONS EXPOSE US TO POTENTIAL LIABILITY

         Errors in performing clearing functions, including clerical, technological and other errors related to the handling of funds and securities held by us on behalf of customers and broker-dealers, could lead to civil penalties imposed by applicable regulatory authorities, as well as losses and liability in related lawsuits brought by customers and others. Any liability that arises as a result of our clearing operations could have a material adverse effect on our business, financial condition and operating results.

         Securities industry regulators in the United States are currently reviewing the extent to which clearing firms will be held accountable for the improper activities of broker-dealers for which they provide clearing services. In our correspondent clearing activities, our procedures may not be sufficient to protect us from liability for the acts of broker-dealers or other wholesale customers that use our correspondent clearing services under current laws and regulations. Securities industry regulators may also enact more restrictive laws or regulations or change their interpretations of current laws and regulations.

EMPLOYEE MISCONDUCT OR ERRORS COULD HARM US AND ARE DIFFICULT TO DETECT AND
DETER

         Employee misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of customers or improper use of confidential information.

         Employee errors in recording or executing transactions for customers can cause us to enter into transactions that customers may disavow and refuse to settle. These transactions expose us to risk of loss, which can be material, until we detect the errors in question and unwind or reverse the transactions. As with any unsettled transaction, adverse movements in the prices of the securities involved in these transactions before we unwind or reverse them can increase this risk.

OUR QUARTERLY RESULTS MAY FLUCTUATE SIGNIFICANTLY

         We have experienced, and may continue to experience significant seasonality in our business. Historically, our revenues increase in the fourth quarter of the year, which we believe is due in large part to higher trading volumes in the securities markets at year end. This seasonal trend may continue for the foreseeable future and similar trends may affect our business, financial condition and operating results in the future.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

         We rely primarily on trade secret, copyright, trademark and patent law to protect our proprietary technology. However, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We may also face claims of infringement that could interfere with our ability to use technology that is material to our business operations.

         In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could negatively affect our business.

USE OF THE INTERNET TO ACCESS OUR SERVICES COULD EXPOSE US TO RISKS OF FAILURE OF INTERNET PERFORMANCE AND ADVERSE CUSTOMER REACTION

         Our business has traditionally been conducted with our customers through the use of proprietary networks for the execution of trades and the communication of information. To achieve better economies of distribution or to improve the delivery of our services to our customers, we may seek to move a portion of our business from our proprietary networks to non-proprietary networks and the Internet. This may subject us to additional costs. In addition, existing and prospective customers may react unfavorably to these changes due to their concerns regarding the security, reliability, cost, ease of use, accessibility and quality of service of the Internet or other systems.

                 RISKS RELATING TO OUR RELATIONSHIP WITH REUTERS

REUTERS HAS SIGNIFICANT CONTROL OVER US AND MAY NOT ALWAYS EXERCISE ITS CONTROL IN A WAY THAT BENEFITS OUR PUBLIC SHAREHOLDERS

         We are currently an indirect wholly owned subsidiary of Reuters Group PLC. Upon completion of this offering, Reuters will beneficially own approximately 86.6% of our common stock (84.9% if the underwriters exercise their over-allotment option in full). For as long as it continues to beneficially own more than 50% of our common stock, Reuters will control all matters that require a stockholder vote.

         These matters include the election of directors and the removal of directors without cause, as well as mergers, acquisitions and other business combinations. In addition, Reuters will exercise a significant amount of influence over corporate matters, such as payment of dividends and stock issuances, and over our management, business activities and operations. Following this offering, four of our directors will also be officers or directors of Reuters. In addition, if we are deemed to supply news services at a time when Reuters beneficially owns more than 50% of our common stock, we will be required to adhere to certain principles relating to integrity, independence, reliability and freedom from bias which apply to Reuters generally. If applicable, these principles may influence how we conduct our business. In addition, to the extent that these principles apply, they may affect Reuters ability to enter into a transaction that would effect a change of control of our company. See "Description of Capital Stock -- Reuters Trust Principles."

         Our certificate of incorporation and our corporate agreement with Reuters will also include provisions that will provide Reuters with rights, including when it beneficially owns less than a majority of our voting stock, that may be less favorable to you and us than the corporate law governing these matters would be in the absence of these provisions. These provisions include the right, when Reuters beneficially owns between 35% and 50% of our voting stock, to block some issuances of equity securities and some dispositions and acquisitions of assets or businesses.

         In addition, we have agreed with Reuters not to take any action that would violate a stock exchange rule or similar requirement applicable to Reuters, or that would result in adverse tax consequences for Reuters as a result of its relationship with us. Reuters' substantial ownership position could also limit our ability to enter into a transaction that involves a change of control, which might adversely affect the market price of our common stock.

REUTERS MAY HAVE INTERESTS THAT CONFLICT WITH THE INTERESTS OF OUR OTHER SHAREHOLDERS AND US AND MAY CAUSE US TO FOREGO OPPORTUNITIES

         Various conflicts of interest between Reuters and us may arise in the future in a number of areas relating to our business and relationships, including the following:

          -    potential competitive business activities;

          -    potential acquisitions of businesses or properties;

          -    incurrence of indebtedness;

          -    tax matters;

          -    financial commitments;

          -    marketing functions;

          -    indemnity arrangements;

          -    service arrangements; and

          - the exercise by Reuters of control over our management and affairs.

         Individuals who are officers or directors of us and either Reuters or one of its other subsidiaries may have fiduciary duties to both companies. Our certificate of incorporation includes provisions confirming Reuters right to engage in activities that compete with us and relating to the allocation of business opportunities between Reuters and us. The resulting situation may be more advantageous to Reuters than the corporate law governing those opportunities would be in the absence of those provisions.

         Reuters is not prohibited from engaging in our lines of business, including brokerage, fixed income and research, and may directly or indirectly compete with us in the future. In addition, we have granted a license to Reuters to use some software and technology related to our fixed income securities platform, which would permit Reuters to compete with us in some fixed income products.

OUR AGREEMENTS WITH REUTERS ARE NOT THE RESULT OF ARMS-LENGTH NEGOTIATIONS BETWEEN INDEPENDENT PARTIES

         We have entered into, and expect to enter into, a number of commercial agreements with Reuters. These agreements have been and are being negotiated in the context of a parent-subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties. Accordingly, we cannot assure you that the terms of these agreements, including pricing and other material terms, will be as advantageous to us as the terms we could have negotiated with unaffiliated third parties. See "Relationship with Reuters After This Offering."

       RISKS ASSOCIATED WITH PURCHASING OUR COMMON STOCK IN THIS OFFERING

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE CORPORATE LAW COULD MAKE A TAKE-OVER MORE DIFFICULT, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DEPRIVE YOU OF A PREMIUM OVER OUR MARKET PRICE

         Our certificate of incorporation and by-laws and the laws of Delaware (the state in which we are organized) contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board. For example, our certificate of incorporation will authorize our board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, without any vote or action by our stockholders. Thus, the board can authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring, or preventing a change of control of our company, because the terms of the preferred stock that might be issued could potentially prohibit our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of our stockholders.

         The existence of these provisions could adversely affect the market price of our common stock. Although these provisions do not have a substantial practical significance to investors while Reuters controls us, these provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices should Reuters voting power decrease to less than 50%. See "Description of Capital Stock."

THE MARKET PRICE OF OUR SHARES MAY FLUCTUATE

         The initial public offering price of our common stock will be determined through negotiations between us, Reuters and the representatives of the underwriters, and it may not be indicative of the market price for the common stock after this offering is complete. The price of our common stock after this offering may fluctuate widely, depending upon many factors, including the perceived prospects of our business and the securities and financial services industries in general, differences between our actual financial and operating results and those expected by investors and analysts, changes in analysts' recommendations or projections, changes in general economic or market conditions and broad market fluctuations. Our common stock may trade at prices significantly below the initial public offering price. In addition, stock markets generally, and the stock prices of competitors in our industry specifically, experience significant price and volume volatility from time to time which may adversely affect the market price of the common stock for reasons unrelated to our performance. If you purchase shares of our common stock in this offering, you may not be able to resell these shares at prices equal to or greater than the initial public offering price. See "Underwriting."

FUTURE SALES OF OUR SHARES COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK

         After completion of this offering, there will be 238,900,000 shares of our common stock outstanding (243,700,000 shares if the underwriters exercise their over-allotment option in full), of which approximately 32,000,000 shares (36,800,000 shares if the underwriters exercise their over-allotment option in full) will be registered in this offering. The shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act by persons other than our affiliates within the meaning of Rule 144 under the Securities Act. In addition, 206,900,000 shares will be owned beneficially by our parent, Reuters.

         Reuters will be able to sell its shares in the public markets from time to time, subject to certain limitations on the timing, amount, and method of such sales imposed by SEC regulations. Reuters and the underwriters have agreed to a "lock-up" period, meaning that Reuters will not sell any of its shares without the underwriters' prior consent for 180 days after the date of this prospectus. Reuters (or any transferee) has the right to cause us to register the sale of shares of common stock owned by it and to include its shares in future registration statements relating to our securities. If Reuters were to sell a large number of its shares, the market price of our stock could decline significantly. In addition, the perception in the public markets that sales by Reuters might occur could also adversely affect the market price of our common stock.

         In the future, we may issue our securities in connection with acquisitions or investments. The amount of our common stock issued in connection with an acquisition or investment could constitute a material portion of our then outstanding common stock not held by Reuters. See "Recent Developments."

         Following this offering, we intend to file a registration statement on Form 5-8 under the Securities Act with respect to up to 33,446,000 shares of our common stock that are reserved for issuance pursuant to our stock option plan (34,118,000 shares if the underwriters exercise their over-allotment option in full). This registration statement is expected to become effective immediately upon filing. As a result, shares received by employees upon exercise of their options will be eligible for resale by the holders in the public markets, subject to certain lock-up agreements and Rule 144 limitations applicable to affiliates. We may file a registration statement permitting resale of these shares by affiliates. See "Shares Eligible for Future Sale."